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                                                                       Exhibit V



================================================================================


                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 6, 1997

                                  BY AND AMONG

                     AMERICAN STATES FINANCIAL CORPORATION,

                               SAFECO CORPORATION

                                      AND

                              ASFC ACQUISITION CO.


================================================================================

Page i


                                                     ARTICLE 1

                                                    DEFINITIONS

1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                     ARTICLE 2

                                                     THE MERGER

2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.2     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.3     Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.4     Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.5     Conversion or Cancellation of Shares in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.6     Payment for Shares in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
2.7     Status of Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
2.8     Closing of ASFC's Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
2.9     No Further Ownership Rights in ASFC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.10    No Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.11    Investment of Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                     ARTICLE 3

                                       REPRESENTATIONS AND WARRANTIES OF ASFC

3.1     Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
3.2     Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
3.3     Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
3.4     Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
3.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
3.6     All Assets Necessary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
3.7     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
3.8     Financial Statements; SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
3.9     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
3.10    Material Liabilities; Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
3.11    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
3.12    Non-Claims Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.13    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
3.14    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

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
3.15    Licenses and Permits; Policies; Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
3.16    ERISA Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
3.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
3.18    Intercompany Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.19    No Representation with Respect to Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.20    Intellectual Property; Software  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
3.21    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
3.22    Loans and Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
3.23    Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
3.24    No Other Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
3.25    Indiana Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                     ARTICLE 4

                                      REPRESENTATIONS AND WARRANTIES OF BUYER

4.1     Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
4.2     Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
4.3     Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
4.4     Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
4.5     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
4.6     No Actions; Suits or Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
4.7     No Other Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
4.8     Merger Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
4.9     Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
4.10    Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                     ARTICLE 5

                                                 COVENANTS OF ASFC

5.1     Conduct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
5.2     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
5.3     Notices of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
5.4     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
5.5     Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
5.6     Confidentiality Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
5.7     Meeting of ASFC Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
5.8     Supplements or Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

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
                                                     ARTICLE 6

                                                 COVENANTS OF BUYER

6.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
6.2     Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
6.3     Supplements or Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
6.4     Prepayment of Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                                                     ARTICLE 7

                                            COVENANTS OF BUYER AND ASFC

7.1     Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
7.2     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
7.3     Trademarks; Trade Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
7.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
7.5     Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
7.6     Updating Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                     ARTICLE 8

                                                    TAX MATTERS

8.1     Tax Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
8.2     Tax Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
8.3     Termination of Existing Tax Sharing Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
8.4     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                                                     ARTICLE 9

                                          EMPLOYEES AND EMPLOYEE BENEFITS

9.1     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
9.2     Retirement Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
9.3     Group Health Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
9.4     Severance Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
9.5     Nonqualified Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
9.6     Other Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
9.7     Other Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60





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
                                                     ARTICLE 10

                                               CONDITIONS TO CLOSING

10.1    Conditions to Obligations of Buyer and ASFC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
10.2    Conditions to Obligation of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
10.3    Conditions to Obligation of ASFC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

                                                     ARTICLE 11

                                                      SURVIVAL

11.1    Survival.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

                                                     ARTICLE 12

                                                    TERMINATION

12.1    Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
12.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

                                                     ARTICLE 13

                                                   MISCELLANEOUS

13.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
13.2    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
13.3    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
13.4    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
13.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
13.6    Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
13.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
13.8    No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
13.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
13.10   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
13.11   Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

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                                    EXHIBIT


Exhibit A                 Voting, Support and Indemnification Agreement



                                  SCHEDULES
Schedule 1.1(a)           ASFC Options
Schedule 1.1(b)           Incentive Letter Agreements
Schedule 1.1(c)           Knowledge of ASFC
Schedule 1.1(d)           Knowledge of Buyer
Schedule 3.3              Governmental Authorization
Schedule 3.4              Non-Contravention
Schedule 3.6              All Assets Necessary
Schedule 3.7              Subsidiaries
Schedule 3.9              Absence of Certain Changes
Schedule 3.9(x)           Investment Policies
Schedule 3.10(a)          Material Liabilities
Schedule 3.10(b)          ASFC Investment Assets
Schedule 3.11             Material Contracts
Schedule 3.12             Non-Claims Litigation, Investigations and Proceedings
Schedule 3.13             Compliance with Laws
Schedule 3.15             License and Permits; Policies; Regulatory Matters
Schedule 3.16(a)          Employee Plans
Schedule 3.16(c)          Benefit Plan Compliance with Laws
Schedule 3.16(d)          Benefit Arrangements
Schedule 3.16(g)          Benefit Plan Funding; Penalties
Schedule 3.16(i)          Accelerated Vesting; Prohibited Transactions; "Deemed Severance"
Schedule 3.18             Intercompany Accounts
Schedule 3.20             Software Licenses
Schedule 3.22             Loans and Advances
Schedule 4.3              Governmental Authorization
Schedule 4.4              Non-Contravention
Schedule 5.1              Conduct of ASFC
Schedule 8.1              Tax Representations

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 6, 1997, by and among American States Financial Corporation, an Indiana corporation ("ASFC"), SAFECO Corporation, a Washington corporation ("Buyer"), and ASFC Acquisition Co., an Indiana corporation ("Buyer Sub").

                                    RECITALS

         WHEREAS, the respective boards of directors of ASFC, Buyer and Buyer Sub have approved the taxable cash merger of Buyer Sub with and into ASFC (the "Merger") upon the terms and subject to the conditions set forth herein;

         WHEREAS, ASFC, Buyer and Buyer Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

         WHEREAS, simultaneously with the execution of this Agreement, Lincoln National Corporation, an Indiana corporation ("LNC"), and Buyer have entered into a Voting, Support and Indemnification Agreement in the form attached hereto as Exhibit A (the "Voting Agreement");

         NOW, THEREFORE, the parties hereto do hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

         "ACQUISITION PROPOSAL" shall have the meaning specified in Section
5.4.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Subsidiaries of ASFC shall be considered an Affiliate of ASFC.

         "AGREEMENT" means this Agreement and Plan of Merger, including the schedules and exhibit hereto.

         "ANNUAL STATEMENTS" shall have the meaning specified in Section 3.8.

         "ARTICLES OF INCORPORATION" means the Restated Articles of Incorporation of ASFC as filed with the Secretary of State of the State of Indiana on March 14, 1996.

         "ARTICLES OF MERGER" shall have the meaning specified in Section 2.2.

         "ASFC COMMON STOCK" means the Common Stock, no par value, of ASFC.

         "ASFC INVESTMENT ASSETS" means any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by ASFC or any Subsidiary of ASFC, including but not limited to bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

         "ASFC OPTIONS" means the options identified on Schedule 1.1(a).

         "ASFC PREFERRED STOCK" means the preferred stock, no par value, of ASFC.

         "ASFC SHAREHOLDERS' APPROVAL" shall have the meaning specified in
Section 5.7.

         "ASFC SHAREHOLDERS' MEETING" shall have the meaning specified in
Section 5.7.

         "ASFC SECURITIES" shall have the meaning specified in Section 3.5.

         "ASSUMED DEBT PREPAYMENT" shall have the meaning specified in Section 6.4.

         "BALANCE SHEET DATE" means March 31, 1997.

         "BENEFIT ARRANGEMENT" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) to provide benefits as compensation for services rendered, including but not limited to severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, executive compensation arrangements (including but not limited to stock options, stock appreciation rights, restricted stock rights and performance unit awards and other forms of incentive compensation) or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by ASFC or any of its ERISA Affiliates and (iii) covers any present or former employee, director, agent or independent contractor of ASFC or any of its Subsidiaries.

         "BENEFIT PLAN" means any Employee Plan or Benefit Arrangement.

         "BENEFITS CONTINUATION DATE" shall have the meaning specified in
Section 9.5.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or any other day on which commercial banks in Indianapolis, Indiana or New York, New York are required or permitted to be closed.

         "BUYER FINANCIAL STATEMENTS" shall have the meaning specified in
Section 4.9.

         "BUYER SEC REPORTS" means all reports (including but not limited to definitive proxy statements), forms, schedules, registration statements and other documents together with all amendments and supplements thereto which Buyer has been required to file with the SEC since January 1, 1996.

         "CATASTROPHE" means any event that is designated to be a "catastrophe" by the Property Claims Service Division of the American Insurance Services Group, Inc.

         "CERTIFICATES" means one or more certificates that immediately prior to the Effective Time represented outstanding Shares.

         "CLAIMS PROVISION" shall have the meaning specified in Section 3.19.

         "CLOSING" shall have the meaning specified in Section 2.2.

         "CLOSING DATE" shall have the meaning specified in Section 2.2.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement dated March 13, 1997, between ASFC and Buyer.

         "CONSOLIDATED GROUP" means (i), with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code with due regard to Section 1504(c) of the Code) of which LNC (or any successor or predecessor of LNC or any such successor or predecessor) and ASFC and its Subsidiaries are members and (ii), with respect to state or local income or franchise Taxes, any consolidated, combined, unitary or similar group of which LNC (or any successor or predecessor of LNC or any such successor or predecessor) and ASFC and its Subsidiaries are members.

         "CONSOLIDATED TAXES" means federal, state, local or foreign income or franchise Taxes for which the Consolidated Group is liable for any Pre-Closing Period (but in no event including any Taxes for which ASFC of any of ASFC's Subsidiaries may be liable as "new T" (within the meaning of Treasury Regulation Section 1.338(h)(10) or any successor provision or any corresponding provision of state or local law) as a consequence of any timely and irrevocable elections jointly made by LNC and Buyer under Section 338(h)(10) of the Code and any similar elections under any applicable state, local or foreign income tax laws for ASFC and any domestic subsidiary of ASFC).

         "CONSTITUENT CORPORATIONS" means each of ASFC and Buyer Sub.

         "D&O INSURANCE" shall have the meaning specified in Section 6.2.

         "EFFECTIVE TIME" shall have the meaning specified in Section 2.2.

         "EMPLOYEE PLAN" means any "employee benefit plan," as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by ASFC or any of its ERISA Affiliates and (iii) covers any employee or former employee of ASFC or any of its Subsidiaries.

         "ENVIRONMENTAL LAWS" means any and all foreign, federal, state or local statutes, laws, regulations, ordinances, rules or codes now in effect relating to the environment, to the effect of the environment on human health or safety or to the use, generation, manufacturing, treatment, disposal, storage, discharge or release of any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum and its derivatives and by-products, or any substance having any constituent elements displaying any of the foregoing characteristics, into the environment, including but not limited to ambient air, surface water, groundwater or land, or the remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation or rule issued thereunder.

         "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any partnership of which ASFC or any of its Subsidiaries is or has been a general partner.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXCHANGE AGENT" means a bank or trust company selected by Buyer, and reasonably satisfactory to ASFC, to effectuate the payment for Shares in the Merger.

         "EXCHANGE FUND" shall have the meaning specified in Section 2.6.

         "FEDERAL TAX" means any Tax imposed under the Code.

         "GAAP" means U.S. generally accepted accounting principles.

         "GOVERNMENTAL BODY" means any federal, state, municipal, political subdivision or other governmental legislature, court, tribunal, arbitrator, authority, official, department, commission, board, bureau, agency or instrumentality, whether domestic or foreign.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IBCL" means the Indiana Business Corporation Law, as amended.





                                     - 6 -
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Page 7


         "INCENTIVE LETTER AGREEMENTS" means the separate letter agreements dated April 1, 1997, between ASFC and each of the ASFC employees identified on
Schedule 1.1(b).

         "INTELLECTUAL PROPERTY" shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; provided, that "Intellectual Property" shall not include Software.

         "KNOWLEDGE OF ASFC" means the actual knowledge of the individuals named on Schedule 1.1(c).

         "KNOWLEDGE OF BUYER" means the actual knowledge of the individuals named on Schedule 1.1(d).

         "LAW" means any statute, law, rule, regulation or ordinance of any Governmental Body.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "LNC" shall have the meaning specified in the Recitals.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person or Persons, a material adverse effect on the financial condition, results of operations, business, assets or liabilities of such Person or Persons and its or their Subsidiaries, taken as whole.

         "MERGER" shall have the meaning specified in the Recitals.

         "MERGER CONSIDERATION" shall have the meaning specified in Section
2.5.

         "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         "OPTION" means any subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement to issue or sell any shares of capital stock of a corporation, or any securities exchangeable for or exercisable into any such shares.

         "ORDER" means any judgment, decree, order, writ, permit or license of any Governmental Body.

         "PERMITS" shall have the meaning specified in Section 3.15.

         "PERMITTED INVESTMENTS" means short-term U.S. government obligations or interest-bearing money market accounts that invest solely in such obligations.

         "PERSON" means an individual, corporation, partnership, association, trust, limited liability company or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PRE-CLOSING PERIOD" means any Tax period or portion thereof ending on or before the Closing Date with respect to Consolidated Taxes.

         "PRE-MARCH 31 TAX PERIOD" means any Tax period ending on or before March 31, 1997 and the portion of calendar year 1997 ending on and including March 31, 1997.

         "PROXY STATEMENT" shall have the meaning specified in Section 7.5.

         "REGULATORS" shall have the meaning specified in Section 3.8.

         "RETURNS" means all Tax returns, statements, reports, forms or other documentation required to be filed with any Taxing Authority.

         "SAP" means the accounting procedures and practices prescribed or permitted from time to time by the National Association of Insurance Commissioners and adopted, permitted or promulgated by the respective states of incorporation of ASFC and its Subsidiaries and employed in a consistent manner throughout the periods involved.

         "SEC" means the United States Securities and Exchange Commission.

         "SEC REPORTS" means all forms, reports and documents filed by ASFC with the SEC since January 1, 1996 and prior to the date hereof.

         "SERVICES AGREEMENT" means that certain Services Agreement effective as of May 22, 1996, between LNC and ASFC.

         "SHARES" means shares of ASFC Common Stock issued and outstanding immediately prior to the Effective Time, after giving effect to the exercise or cancellation of each ASFC Option pursuant to Section 2.7.

         "SIGNIFICANT AGREEMENTS" shall have the meaning specified in Section 3.11.

         "SIGNIFICANT SUBSIDIARY" has the meaning given to such term in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

         "SOFTWARE" shall mean all computer and telecommunication software including source and object code and documentation and any other media (including but not limited to manuals, journals and reference books).

         "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect 50% or more of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "SUBSIDIARY SECURITIES" shall have the meaning specified in Section
3.7.

         "SURVIVING CORPORATION COMMON STOCK" shall have the meaning specified in Section 2.5.

         "TAX" means all taxes, charges, fees, levies or other assessments, including but not limited to any net income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, profits, license, social security, Medicare, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

         "TAX BENEFIT" means any item of deduction, credit, amortization, exclusion from income, loss or other tax attribute.

         "TAX SHARING AGREEMENTS" means the separate Tax Sharing Agreements between or among LNC and each of (i) ASFC, dated August 22, 1996, (ii) American States Insurance Company and American States Lloyds Insurance Company, dated November 22, 1996, (iii) American States Insurance Company and Insurance Company of Illinois, dated October 9, 1996, (iv) American States Insurance Company and American States Life Insurance Company, dated August 22, 1996, (v) American Economy Insurance Company and American States Insurance Company of Texas, dated November 22, 1996, (vi) American States Insurance Company and American States Preferred Insurance Company, dated August 22, 1996, (vii) American States Insurance Company and American Economy Insurance Company, dated August 22, 1996, (viii) ASFC and American States Insurance Company, dated August 22, 1996, and (ix) American States Insurance Company and City Insurance Agency, Inc., dated August 22, 1996, in each case applicable to the taxable year ending December 31, 1997 and all other periods specified therein (and applicable to any prior taxable period or periods, to the extent still in effect), and the procedures and practices employed pursuant thereto or reflected therein, including but not limited to all procedures and practices with respect to alternative minimum taxes.

         "TAXING AUTHORITY" means any governmental authority (domestic or foreign) responsible for the imposition of any Tax.

         "TERM NOTE PREPAYMENT" shall have the meaning specified in Section
6.4.

         "TRANSFERRED EMPLOYEES" shall have the meaning specified in Section
9.1.

         "UNAUDITED MARCH BALANCE SHEET" shall have the meaning specified in
Section 3.8.

         "VOTING AGREEMENT" shall have the meaning specified in the Recitals.

                                   ARTICLE 2

                                   THE MERGER

         2.1 THE MERGER. Subject to the terms and conditions hereof, at the Effective Time and in accordance with the provisions of this Agreement and the applicable provisions of the IBCL, Buyer Sub shall be merged with and into ASFC, and ASFC shall continue as the surviving corporation (the "Surviving Corporation"). Thereupon the separate corporate existence of Buyer Sub shall cease, and the Surviving Corporation shall continue in existence under the laws of the State of Indiana.

         2.2 EFFECTIVE TIME OF THE MERGER. On or prior to the Closing Date, the Merger shall be consummated by filing with the Secretary of State of the State of Indiana, as provided in Section 23-1-40-5 of the IBCL, the articles of merger, in such form as is required by and executed in accordance with Section 23-1-18-1 of the IBCL and satisfactory to the parties hereto (the "Articles of Merger"), on behalf of the Constituent Corporations. The Merger shall become effective at the time of filing or at such later time as shall be specified in the Articles of Merger (the "Effective Time"). Prior to such filing, a closing (the "Closing") shall be held at the offices of Sutherland, Asbill & Brennan, L.L.P., 1275 Pennsylvania Avenue, N.W., Washington, D.C. 20004, or such other place as the parties may agree, on a date set by Buyer (the "Closing Date"), which date shall be within ten Business Days following the later of (i) the date of the ASFC Shareholders' Approval and (ii) the date upon which all conditions set forth in Article 10 hereof have been satisfied or waived.

         2.3 TERMS OF THE MERGER. (a) The Articles of Merger shall provide that, upon the filing thereof, the Articles of Incorporation of ASFC shall be the articles of incorporation of the Surviving Corporation.

                 (b) The bylaws of Buyer Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the articles of incorporation of the Surviving Corporation and of the IBCL.

                 (c) The directors of Buyer Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

                 (d) The officers of ASFC at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

         2.4 EFFECT OF THE MERGER. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the IBCL.

         2.5 CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted or cancelled, as the case may be, in the following manner:

         (a) Each Share shall be converted into the right to receive, without interest thereon, from Buyer forty-seven dollars and no cents ($47.00) in cash (the "Merger Consideration").

         (b) Each share of common stock, no par value, of Buyer Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and be converted into one share of common stock, no par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

         2.6 PAYMENT FOR SHARES IN THE MERGER. The manner of making payment for and conversion of Shares in the Merger shall be as follows:

         (a) At the Effective Time, Buyer shall deposit, or shall cause to be deposited (the "Exchange Fund"), with or for the account of the Exchange Agent, for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, cash in immediately available same-day funds payable as Merger Consideration. The Exchange Agent shall, pursuant to irrevocable instructions, effect the payments of cash provided for in Section 2.5 out of the Exchange Fund.

         (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) and (ii) instructions for use in surrendering the Certificate for payment therefor. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive for each of the Shares represented by such Certificate the Merger Consideration pursuant to this
Article 2, and the Certificate so surrendered shall forthwith be cancelled.
The payment of the Merger Consideration shall be made by corporate check mailed within three Business Days after the surrender of such Certificate and the submission of such letter of transmittal; provided, that any shareholder holding in excess of 20% of the Shares shall be entitled to receive such payment by wire transfer of immediately available funds not later than one Business Day after such surrender and submission. Until so surrendered, the Certificate shall represent solely the right to receive the cash with respect to each of the Shares represented thereby. If any cash is to be paid to any Person other than the Person to which the Certificate surrendered is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the

Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         (c) Any portion of the Exchange Fund which remains undistributed to former shareholders of ASFC for 360 days after the Effective Time shall be delivered to Buyer, upon demand of Buyer, and any former shareholders of ASFC shall thereafter look only to Buyer for payment of their claim for the Merger Consideration.

         2.7 STATUS OF OPTIONS. Prior to the Closing Date, ASFC shall cause the ASFC Options to be amended in the following respects: (i) each ASFC Option, whether or not such ASFC Option is then exercisable, shall become fully vested and exercisable as of the close of business on the Business Day immediately preceding the Closing Date, (ii) each ASFC Option shall terminate as of the Effective Time unless exercised prior to the Effective Time, and
(iii) each holder of an ASFC Option shall be deemed as of the Business Day immediately prior to the Closing Date to have irrevocably exercised in full such ASFC Option as of such Business Day by means of a "cashless" exercise pursuant to which ASFC, when issuing shares of ASFC Common Stock on exercise, will withhold from such issuance shares with an aggregate value (when valued at $47.00 per share) equal to the sum of (i) the aggregate exercise price payable upon such exercise, in lieu of the payment by the holder of such exercise price in cash, and (ii) any applicable tax withholding. The amendment of ASFC Options provided for in this Section 2.7 shall be conditional upon the consummation of the Merger such that, in the event the Merger is not consummated and this Agreement is terminated, the ASFC Options shall in all respects revert to the terms in effect prior to the Business Day immediately prior to the Closing Date and all notices of exercise deemed given pursuant to this Section 2.7 shall be null and void. Other than payment of the Merger Consideration with respect to Shares received upon the deemed exercise of ASFC Options, no payment, assumption or conversion shall occur in the Merger with respect to the ASFC Options. All Shares issued upon exercise of ASFC Options pursuant to this Section 2.7 shall be deemed issued and outstanding at the Effective Time for purposes of the Merger.

         2.8 CLOSING OF ASFC'S TRANSFER BOOKS. The stock transfer books of ASFC shall be closed at the close of business on the Business Day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of ASFC Common Stock which is not registered in the transfer records of ASFC, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of ASFC to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of ASFC Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

         2.9 NO FURTHER OWNERSHIP RIGHTS IN ASFC COMMON STOCK. All Merger Consideration issued upon surrender of a Certificate in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ASFC Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of ASFC of shares of ASFC Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

         2.10 NO LIABILITY. None of Buyer, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Law or Order, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

         2.11 INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis in Permitted Investments. Any interest and other income resulting from such investments shall be paid to Buyer upon termination of the Exchange Fund pursuant to Section 2.6(c).


                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF ASFC

         ASFC represents and warrants to Buyer as of the date hereof and as of the Closing Date (but as of no other dates unless expressly so stated) that:

         3.1 CORPORATE EXISTENCE AND POWER. ASFC (i) has been duly incorporated and is validly existing as a corporation under the laws of the State of Indiana, (ii) has all corporate powers required to carry on its business as now conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iv) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on ASFC. ASFC has heretofore delivered or made available to Buyer true and complete copies of the respective articles of incorporation and bylaws of ASFC and its Subsidiaries as in effect on the date hereof. Neither ASFC nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation or bylaws.

         3.2 CORPORATE AUTHORIZATION. The execution, delivery and, subject to the receipt of the approvals referred to in Section 3.3, performance by ASFC of this Agreement are within ASFC's corporate powers and have been duly authorized by all necessary corporate action on the part of ASFC. This Agreement constitutes a valid and legally binding agreement of ASFC, enforceable against ASFC in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by ASFC of this Agreement require no consent, approval or action of, filing with or notice to any

Governmental Body other than (i) compliance with any applicable requirements of the HSR Act, (ii) approvals or filings under the insurance laws of the jurisdictions set forth on Schedule 3.3, (iii) filings and notices not required to be made or given until after the Closing Date, (iv) filings, at any time, of tax returns, tax reports and tax information statements and (v) any such action or filing as to which the failure to take or make such action or filing would not, individually or in the aggregate, materially impair the ability of ASFC and its Subsidiaries, taken as a whole, to conduct their businesses.

         3.4 NON-CONTRAVENTION. Except as set forth in Schedule 3.4, the execution, delivery and performance by ASFC of this Agreement do not and will not (i) violate the articles of incorporation or bylaws of ASFC or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable Law or Order, (iii) to the Knowledge of ASFC, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of ASFC or any of its Subsidiaries or to a loss of any benefit to which ASFC or any of its Subsidiaries is entitled under, any material agreement or other material instrument binding upon ASFC or any of its Subsidiaries or any material license, franchise, permit or other similar authorization held by ASFC or any of its Subsidiaries or (iv) to the Knowledge of ASFC, result in the creation or imposition of any material Lien on any asset of ASFC or any of its Subsidiaries.

         3.5 CAPITALIZATION. (a) The authorized capital stock of ASFC consists of two hundred million (200,000,000) shares, consisting of one hundred ninety-five million

(195,000,000) shares of ASFC Common Stock and five million (5,000,000) shares of ASFC Preferred Stock. As of the date hereof, (i) there are outstanding 60,050,515 shares of ASFC Common Stock, (ii) no shares of ASFC Preferred Stock are outstanding, and (iii) no shares of capital stock of ASFC are held in treasury.

         (b) All outstanding shares of capital stock of ASFC have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.5(a) and except for the ASFC Options and unvested options governed by the Incentive Letter Agreements, there are no outstanding
(i) shares of capital stock or voting securities of ASFC, (ii) securities of ASFC convertible into or exchangeable for shares of capital stock or voting securities of ASFC or (iii) options or other rights to acquire from ASFC, or other obligations of ASFC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ASFC (the items in clauses (i), (ii) and (iii) being referred to collectively as the "ASFC Securities"). There are no outstanding obligations of ASFC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any ASFC Securities.

         3.6 ALL ASSETS NECESSARY. Except as set forth in Schedule 3.6, ASFC and its Subsidiaries own, lease or license all material property and assets necessary to carry on their businesses and operations as presently conducted, all such assets and properties (other than as Buyer and ASFC may mutually agree) will be conveyed to Buyer at the Closing and will as of the Closing permit Buyer to conduct such businesses and operations in the same manner as such businesses and operations have been conducted prior to the Closing.

         3.7 SUBSIDIARIES. (a) Except as set forth in Schedule 3.7, each Subsidiary of ASFC has been duly incorporated or organized and is validly existing as a corporation, partnership or association in good standing under the laws of its jurisdiction of incorporation or organization and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of ASFC is duly qualified to do business as a foreign corporation or organization and is in good standing in each jurisdiction where such qualification is necessary, or is duly licensed to do business as an insurer and is in good standing in each jurisdiction where such licensing is necessary, as the case may be, except for those jurisdictions where failure to be so qualified or licensed, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect on ASFC. All Subsidiaries of ASFC and their respective jurisdictions of incorporation or organization are identified on Schedule 3.7.

         (b) All outstanding shares of capital stock of each Subsidiary of ASFC have been duly authorized and validly issued and are fully paid and non-assessable. As of the Closing Date, except as set forth in Schedule 3.7, all of the outstanding capital stock of, and other voting securities or ownership interests in, each Subsidiary of ASFC will be owned by ASFC, directly or indirectly, free and clear of any Lien. Except as set forth in Schedule 3.7, there are no outstanding (i) securities of ASFC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of ASFC or (ii) options or other rights to acquire from ASFC or any of its Subsidiaries, or other obligations of ASFC or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of ASFC (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of ASFC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         3.8 FINANCIAL STATEMENTS; SEC REPORTS. (a) The audited consolidated balance sheet of ASFC and its Subsidiaries as of December 31, 1995 and December 31, 1996 and the related consolidated statements of income and cash flows for each of the years ended December 31, 1995 and December 31, 1996 and the unaudited consolidated balance sheet of ASFC and its Subsidiaries as of March 31, 1997 (the "Unaudited March Balance Sheet") and the related consolidated statement of income for the three months ended March 31, 1997, respectively, previously delivered to Buyer, present fairly, in all material respects, the consolidated financial position of ASFC and its Subsidiaries as of the dates thereof and the consolidated results of operations of ASFC and its Subsidiaries for the periods then ended in conformity with GAAP consistently applied (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

         (b) The audited balance sheets of ASFC and the Subsidiaries as of December 31, 1996, and the related statements of operations and statements of cash flows for the year then ended, and their respective annual statements for the fiscal year ended December 31, 1996 (the "Annual Statements") filed with the insurance regulatory authorities in their respective jurisdictions of domicile (collectively, the "Regulators"), copies of which have been delivered to





                                     - 23 -
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Page 24


Buyer, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations for the year then ended in conformity with SAP. The other information contained in the Annual Statements fairly presents in all material respects the information required to be contained therein in conformity with SAP. The balance sheets of ASFC and its Subsidiaries in respect of any period ending after December 31, 1996, and the related statements of operations and statements of cash flows, which have been filed with Regulators, copies of which have been delivered to Buyer, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations for the period then ended in conformity with SAP consistently applied.

         (c) As of the date of the latest filing of an SEC Report, the SEC Reports taken as a whole, including but not limited to any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that for purposes of this subparagraph (c) "material" is to be assessed in the context of ASFC and all of its Subsidiaries taken as a whole.

         3.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 3.9, during the period from the Balance Sheet Date to the date hereof, the business of ASFC and its Subsidiaries has been conducted in the ordinary course consistent with past practices (including but not limited to with regard to underwriting, pricing, actuarial and investment policies generally) and there has not been:

                 (i) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on ASFC, other than (A) those affecting the property and casualty insurance industry as a whole, (B) Catastrophes or (C) changes in general economic conditions (including but not limited to changes in interest rates);

                 (ii) a decline in ASFC's GAAP equity of more than 10%; provided, that in determining whether the representation set forth in this
Section 3.9(ii) has been satisfied, changes in ASFC's GAAP equity after March 31, 1997 resulting from FAS 115 mark-to-market accounting shall be excluded from the calculation of ASFC's GAAP equity on the date hereof;

                 (iii) other than the declaration or payment of ASFC's regular quarterly dividend in an amount not in excess of $0.21 per share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of ASFC, or any repurchase, redemption or other acquisition by ASFC or any Subsidiary of ASFC of any outstanding shares of capital stock or other securities of, or other ownership interests in, ASFC or any Subsidiary of ASFC;

                 (iv) any incurrence, assumption or guarantee by ASFC or any Subsidiary of ASFC of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                 (v) any transaction or commitment made, or any contract or agreement entered into, by ASFC or any Subsidiary of ASFC (including the acquisition or disposition of any assets) or any relinquishment by ASFC or any Subsidiary of ASFC of any contract or other right, other than transactions and commitments in the ordinary course of business consistent with past practices;

                 (vi) any change in any method of accounting or accounting practice or policy (including but not limited to any reserving method, practice or policy) by ASFC or any Subsidiary of ASFC, except for any such change (A) as a result of a concurrent change in GAAP or SAP or (B) that is not material to ASFC and its Subsidiaries, taken as a whole;

                 (vii) to the extent payable directly or indirectly by ASFC or any Subsidiary of ASFC, other than the Incentive Letter Agreements, any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of ASFC (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of ASFC other than in the ordinary course of business, (C) change in compensation or other benefits payable to any director, officer or employee of ASFC, other than changes in base compensation and bonuses, and changes in benefits in accordance with plans or arrangements in effect as of the Balance Sheet Date, in the ordinary course of business consistent with past practice, or (D) loans or advances to any directors, officers or employees, except in connection with transfer or for ordinary travel and business expenses in the ordinary course of business consistent with past practice;

                 (viii) to the Knowledge of ASFC, any transaction by ASFC or any Subsidiary of ASFC involving ASFC Investment Assets other than in the ordinary course of business consistent with past practice;

                 (ix) (A) any entering into of any facultative reinsurance contract, other than in the ordinary course of business consistent with past practice, (B) any commutation of any facultative reinsurance contract, or (C) any entering into or any commutation of any reinsurance treaty, purchased by any Subsidiary of ASFC;

                 (x) any investment made in ASFC Investment Assets other than in accordance with the investment policies of ASFC or any Subsidiary of ASFC set forth in Schedule 3.9(x); or

                 (xi) any agreement or commitment (contingent or otherwise) by ASFC or any Subsidiary of ASFC to do any of the foregoing.

         3.10 MATERIAL LIABILITIES; INVESTMENTS. (a) To the Knowledge of ASFC, there are no liabilities of ASFC or any Subsidiary of ASFC of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                 (i) liabilities provided for in the Unaudited March Balance Sheet;

                 (ii)     liabilities disclosed on Schedule 3.10(a);

                 (iii) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and in amounts and on terms consistent with past practice; and

                 (iv) other undisclosed liabilities that are not individually or in the aggregate material to ASFC and its Subsidiaries, taken as a whole.

         (b) Schedule 3.10(b) describes in reasonable detail all ASFC Investment Assets as of the Balance Sheet Date.

         3.11 MATERIAL CONTRACTS. (a) Except as disclosed in Schedule 3.11, as of the date hereof, neither ASFC nor any of its Subsidiaries is a party to or bound by:

                 (i) any lease of real property where any of ASFC or its Subsidiaries are tenants (A) providing for annual base rentals of $1,000,000 or more, (B) expiring after December 31, 2002 or (C) where ASFC or any of its Affiliates holds an equity interest in such real property;

                 (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets, including any license for Software, that provides for either (A) annual payments by ASFC or any Subsidiary of ASFC of $1,000,000 or more or (B) aggregate required payments by ASFC or any Subsidiary of ASFC of $5,000,000 or more;

                 (iii) any limited partnership, joint venture or other unincorporated business organization or similar arrangement or agreement in which ASFC or any Subsidiary of ASFC serves as a general partner or otherwise has unlimited liability;

                 (iv) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                 (v) any agreement relating to indebtedness for borrowed money or any guarantee or similar agreement or arrangement relating thereto, other than (A) any guarantees issued in the ordinary course of the surety business of ASFC and its Subsidiaries consistent with past practice and (B) any such agreement with, or relating to, an aggregate outstanding principal amount or guaranteed obligation not exceeding $10,000,000;

                 (vi) any license, franchise or similar agreement material to ASFC and its Subsidiaries, taken as a whole;

                 (vii) any agency, dealer, sales representative, marketing or other similar agreement material to ASFC and its Subsidiaries, taken as a whole;

                 (viii) any agreement that restricts or prohibits ASFC or any Subsidiary of ASFC from competing with any Person in any line of business or from competing in, engaging in or entering into any line of business in any area and which would so restrict or prohibit ASFC or any Subsidiary of ASFC after the Closing Date;

                 (ix) any reinsurance treaty or any facultative reinsurance contract (in each case applicable to insurance in force), other than any such treaty or contract entered into in the ordinary course of business consistent with past practice;

                 (x) any material agreement containing "change in control" or similar provisions relating to change in control of ASFC or any of its Subsidiaries;

                 (xi) any "stop loss" agreements, other than those entered into in the ordinary course of business consistent with past practice;

                 (xii) any agreements (other than insurance policies or other similar agreements issued by any Subsidiary of ASFC in the ordinary course of its business) material to ASFC and its Subsidiaries taken as a whole pursuant to which ASFC or any Subsidiary of ASFC is obligated to indemnify any other Person; or

                 (xiii)   any agreement with ASFC or any of its Affiliates.

         (b) ASFC has heretofore furnished or made available to Buyer complete and correct copies of the contracts, agreements and instruments listed on Schedule 3.11, each as amended or modified to the date hereof, including any waivers with respect thereto (the "Significant Agreements"). Except as specifically disclosed on Schedule 3.11, and except to the extent not material to ASFC and its Subsidiaries taken as a whole: (i) each of the Significant Agreements is in full force and effect and enforceable in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity); (ii) neither ASFC nor any of its Subsidiaries has received any notice (written or oral) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Significant Agreements; (iii) no Significant Agreement is the subject of, or, to the Knowledge of ASFC, has been threatened to be made the subject of, any arbitration, suit or other legal proceeding; and (iv) there exists no material event of default or occurrence, condition or act on the part of ASFC or any Subsidiary of ASFC which constitutes or would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Significant Agreements.

         3.12 NON-CLAIMS LITIGATION. Except as set forth on Schedule 3.12 and except for any action, suit, investigation or proceeding that involves a claim under any insurance, reinsurance or indemnity policy, fidelity bond, surety bond or similar contract or undertaking issued or entered into by ASFC or any Subsidiary of ASFC, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of ASFC, threatened against, or affecting the properties of, ASFC or any Subsidiary of ASFC or any of their respective properties before any Governmental Body, and to the Knowledge of ASFC, there is no reasonable basis for any such claim in which the actual damages alleged or sought exceeds $1,000,000. As of the date hereof and as of no other date, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of ASFC, threatened against, or affecting the properties of, ASFC or any Subsidiary of ASFC or any of their respective properties before any Governmental Body which challenges or seeks to prevent the transactions contemplated hereby. Except as disclosed in Schedule 3.12, neither ASFC nor any Subsidiary of ASFC nor any of their respective properties is subject to any material Order which would prevent or delay the consummation of the transactions contemplated hereby.

         3.13 COMPLIANCE WITH LAWS. Except as set forth in Schedule 3.13, ASFC and its Subsidiaries are and have at all times since January 1, 1996 been in compliance in all material respects with all applicable material Laws.

         3.14 PROPERTIES. ASFC and its Subsidiaries have good title to, or in the case of leased property have valid leasehold interests in, all of their respective properties and assets (whether real or personal, tangible or intangible) except for imperfections in title or invalidities in leasehold interests that do not, individually or in the aggregate, materially detract from the value reflected on the Unaudited March Balance Sheet. None of such properties or assets is subject to any Liens, except:

                 (i)      Liens reflected on the Unaudited March Balance Sheet;

                 (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Unaudited March Balance Sheet); and

                 (iii) Liens which do not, individually or in the aggregate, materially detract from the value reflected on the Unaudited March Balance Sheet or materially interfere with any present or intended use of any material properties or assets.

         3.15 LICENSES AND PERMITS; POLICIES; REGULATORY MATTERS. Except as set forth on Schedule 3.15, ASFC and its Subsidiaries hold all material licenses, franchises, permits or other similar authorizations (the "Permits") necessary for the ownership and conduct of the respective businesses of ASFC and its Subsidiaries in each of the jurisdictions in which ASFC and its Subsidiaries conduct or operate their respective businesses in the manner now conducted, and such Permits are in full force and effect except where any failure to hold any Permit or any failure of any Permit to be in full force and effect would not, individually or in the aggregate, materially impair the ability of ASFC and its Subsidiaries, taken as a whole, to conduct their businesses. No material violations exist in respect of any material Permit of ASFC and its Subsidiaries, and no proceeding or investigation is pending or, to the Knowledge of ASFC, threatened, that would be reasonably likely to result in the suspension, revocation or material limitation or restriction of any material Permit and, to the Knowledge of ASFC, there is no reasonable basis for the assertion of any such violation or the institution of any such proceeding. All insurance policies issued by any Subsidiary of ASFC, as now in force are, to the extent required under applicable law, in a form acceptable to applicable regulatory authorities to the Knowledge of ASFC, or have been filed with and not objected to by such authorities within the period provided for such objection. ASFC and each Subsidiary of ASFC has filed, all material reports, statements, documents, registrations, filings or submissions required to be filed by ASFC or any Subsidiary of ASFC, respectively, with any applicable federal, state or local regulatory authorities, including but not limited to state insurance regulatory authorities. All such reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable law in effect when filed and, except as set forth on Schedule 3.15, no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied. Except as set forth on Schedule 3.15, all premium rates, rating plans and policy forms established or used by any Subsidiary of ASFC that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved and comply in all material respects with the insurance laws applicable thereto.

         3.16 ERISA REPRESENTATIONS. (a) Schedule 3.16(a) identifies each Employee Plan. ASFC has furnished or made available to Buyer copies of the Employee Plans, summary plan descriptions and, if applicable, related trust agreements, and all amendments thereto, together with (i) the most recent annual report prepared in connection with any Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and (ii) the most recent actuarial valuation report prepared in connection with any Employee Plan.

         (b) There is no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, with respect to any pension plan of ASFC or any ERISA Affiliate of ASFC. Neither ASFC nor any ERISA Affiliate of ASFC has incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA (other than a liability for premiums under Section 4007 of ERISA) that will not be satisfied in full as of the Closing Date. No Employee Plan is a Multiemployer Plan.

         (c) Except as described in Schedule 3.16(c), each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable Laws, including but not limited to ERISA and the Code.

         (d) Schedule 3.16(d) identifies each Benefit Arrangement. ASFC has furnished or made available to Buyer copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws.

         (e) Each Employee Plan that is a "group health plan" (as defined in Section 4980B of the Code) has been operated in material compliance with
Section 4980B of the Code at all times.

         (f) With respect to any Employee Plan that provides disability benefits, the amounts accrued on the March Unaudited Balance Sheets in accordance with FAS 112 are reasonably expected to be sufficient to pay all future obligations to the Transferred Employees who are disabled as of the Balance Sheet Date.

         (g) Except as disclosed in Schedule 3.16(g), (i) ASFC and each of its Subsidiaries has made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and applicable Law, or required to be paid as expenses under such Benefit Plan, and

(ii) no excise or penalty taxes are assessable as a result of a nondeductible or other contribution made or not made to any Benefit Plan.

         (h) Other than claims for benefits arising in the ordinary course of the administration and operation of the Benefit Plans, no claims, investigations, or arbitrations are pending or threatened against any Benefit Plan, or ASFC, any Subsidiary of ASFC, any trustee, fiduciary, custodian, administrator, or other person or entity holding or controlling assets of any Benefit Plan in connection with such Benefit Plan, and no basis to anticipate any such claim or claims exists.

         (i) Except as disclosed in Schedule 3.16(i) and as expressly provided in Section 2.7, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due under any Benefit Plan, (ii) constitute or result in a prohibited transaction with respect to any Benefit Plan under Section 4975 of the Code or Section 406 or 407 of ERISA for which an exemption is not available, or (iii) constitute a "deemed severance" or "deemed termination" under any Benefit Plan or with respect to any Benefit Plan under any applicable Law.

         (j) Under each Employee Plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions in such Employee Plan's most recent actuarial valuation), did not exceed the then-current value of the assets of such Employee Plan.

         3.17 ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Material Adverse Effect on ASFC: (i) ASFC and its Subsidiaries are each in compliance with all applicable Environmental Laws;
(ii) ASFC and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their respective requirements; (iii) to the Knowledge of ASFC, there are no pending or overtly threatened claims against ASFC or any of its Subsidiaries alleging a violation of Environmental Laws; and (iv) to the knowledge of ASFC, under applicable law, there are no circumstances with respect to any property or operations of ASFC or any of its Subsidiaries that are reasonably likely to form the basis of a claim against ASFC or any of its Subsidiaries alleging a material violation of Environmental Laws. No representation in this Section
3.17 is intended to imply any representation as to any obligation or liability that ASFC or any of its Subsidiaries has or may have in connection with, as a result of or arising out of any insurance or reinsurance or indemnity policy, surety bond or similar contract or undertaking issued or entered into by ASFC or any Subsidiary of ASFC in the ordinary course of business.

         3.18 INTERCOMPANY ACCOUNTS. Schedule 3.18 contains a complete list of all intercompany balances as of the Balance Sheet Date between any Affiliate of ASFC, on the one hand, and ASFC or any Subsidiary of ASFC, on the other hand. Except as disclosed on Schedule 3.18, since the Balance Sheet Date, there has not been any incurrence or accrual of liability (as a result of allocations or otherwise) by ASFC or any Subsidiary of ASFC to any Affiliate of ASFC or other transaction between ASFC or any Subsidiary of ASFC and any Affiliate of ASFC, except (i) in the ordinary course of business in accordance with past practice or (ii) as contemplated by this Agreement.

         3.19 NO REPRESENTATION WITH RESPECT TO RESERVES. Buyer acknowledges that ASFC makes no representation or warranty hereunder that the liabilities for unpaid claims and claim expenses, whether reported or incurred but not reported, of ASFC and its Subsidiaries (the "Claims Provision") are adequate or sufficient.

         3.20 INTELLECTUAL PROPERTY; SOFTWARE. (a) ASFC and its Subsidiaries own or otherwise have rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Intellectual Property used in their respective businesses as currently conducted; the use of any Intellectual Property by ASFC and its Subsidiaries does not infringe on or otherwise violate the rights of any Person; and, to the Knowledge of ASFC, no person is challenging, infringing on or otherwise violating any right of ASFC or any Subsidiary of ASFC with respect to any Intellectual Property owned by and/or licensed to ASFC and its Subsidiaries.

         (b) Except as set forth in Schedule 3.20, (i) ASFC and its Subsidiaries own or have valid and enforceable licenses or other rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Software used in the conduct of their respective businesses as currently conducted, (ii) the use of the Software by ASFC and its Subsidiaries does not infringe on or otherwise violate the rights of any person, and (iii) to the Knowledge of ASFC, no person is challenging, infringing on or otherwise violating any right of ASFC or any Subsidiary of ASFC with respect to any Software used by ASFC and its Subsidiaries.

         3.21 LABOR MATTERS. Neither ASFC nor any Subsidiary of ASFC is a party to any collective bargaining or other labor union contract, and no collective bargaining agreement is being negotiated by ASFC or any Subsidiary of ASFC. To the Knowledge of ASFC, there are no material activities or proceedings of any labor union to organize any employees of ASFC or any Subsidiary of ASFC. There is no material labor dispute, strike or work stoppage against ASFC or any Subsidiary of ASFC pending or, to the Knowledge of ASFC, threatened which may interfere with the respective business activities of ASFC or any of its Subsidiaries.

         3.22 LOANS AND ADVANCES. Except as set forth in Schedule 3.22, other than in the ordinary course of its portfolio investment activities, neither ASFC nor any of its Subsidiaries has any contractual commitment to make any loan, advance or capital contribution to, or investment in, any other Person in excess of $250,000.

         3.23 PROXY STATEMENT. (a) Neither the Proxy Statement as amended or supplemented from time to time nor any other document to be filed by ASFC with the SEC or any self-regulatory organization in connection with the Merger will, on the date of its filing, at the time it is mailed to shareholders, at the time of the ASFC Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading insofar as the information therein relates to ASFC.

         (b) Neither the information supplied or to be supplied by or on behalf of ASFC for inclusion, nor the information incorporated by reference from documents filed by ASFC with the

SEC, in any document to be filed by Buyer with the SEC or any self-regulatory organization in connection with the Merger will, on the date of its filing or effectiveness, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         3.24 NO OTHER BROKER. Other than Goldman, Sachs & Co., no broker, finder or similar intermediary has acted for or on behalf of ASFC in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any brokers', finders' or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with ASFC or any action taken by ASFC.

         3.25 INDIANA TAKEOVER LAWS. ASFC has taken all steps necessary to exempt irrevocably (i) the execution of this Agreement and the Voting Agreement, (ii) the Merger and (iii) the transactions contemplated hereby from
(y) any statute of the State of Indiana that purports to limit or restrict business combinations or the ability to acquire or to vote shares and (z) any applicable charter or contractual provision containing change of control or anti-takeover provisions.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer and Buyer Sub represent and warrant to ASFC as of the date hereof and as of the Closing Date (but as of no other dates unless expressly so stated) that:

         4.1 CORPORATE EXISTENCE AND POWER. Buyer has been duly incorporated and is validly existing as a corporation in good standing under the laws of Washington and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Buyer Sub has been duly incorporated and is validly existing as a corporation under the laws of Indiana. Buyer and Buyer Sub have heretofore delivered or will deliver to ASFC true and complete copies of their respective articles of incorporation and bylaws as in effect on the date hereof.

         4.2 CORPORATE AUTHORIZATION. The execution, delivery and, subject to the receipt of the approvals referred to in Section 4.3, performance by each of Buyer and Buyer Sub of this Agreement are within the corporate powers of Buyer and Buyer Sub and have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Sub. This Agreement constitutes a valid and legally binding agreement of Buyer and Buyer Sub, enforceable against Buyer or Buyer Sub in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and Buyer Sub of this Agreement require no consent, approval or action of, filing with or notice to any Governmental Body other than (i) compliance with any applicable requirements of the HSR Act, (ii) approvals or filings under the insurance laws of the jurisdictions set forth in

Schedule 4.3, (iii) filings and notices not required to be made or given until after the Closing Date and (iv) filings, at any time, of tax returns, tax reports and tax information statements.

         4.4 NON-CONTRAVENTION. Except as set forth in Schedule 4.4, the execution, delivery and performance by Buyer and Buyer Sub of this Agreement do not and will not (i) violate the articles of incorporation or bylaws of Buyer or Buyer Sub, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable Law or Order, (iii) to the Knowledge of Buyer, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Buyer Sub or to a loss of any benefit to which Buyer or Buyer Sub is entitled under, any material agreement or other instrument binding upon Buyer or Buyer Sub or any material license, franchise, permit or other similar authorization held by Buyer or Buyer Sub or (iv) to the Knowledge of Buyer, result in the creation or imposition of any material Lien on any asset of Buyer or Buyer Sub.

         4.5 FINANCING. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Merger Consideration, the Assumed Debt Prepayment, the Term Note Prepayment and any other amounts to be paid by it hereunder.

         4.6 NO ACTIONS; SUITS OR PROCEEDINGS. There is no pending action, suit or proceeding, nor, to the Knowledge of Buyer, has any litigation been overtly threatened in writing or, if probable of assertion, orally, against Buyer or Buyer Sub before any Governmental Body which questions the validity or legality of this Agreement or of the transactions contemplated





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Page 42


hereby, or which seeks to prevent the consummation of the transactions contemplated hereby, including the Merger.

         4.7 NO OTHER BROKER. Other than Smith Barney Inc., no broker, finder or similar intermediary has acted for or on behalf of Buyer or Buyer Sub in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any brokers', finders' or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer or Buyer Sub or any action taken by Buyer or Buyer Sub.

         4.8 MERGER SUBSIDIARY. Buyer Sub has engaged and until the Effective Time will engage in no business and has, and at the Effective Time will have, no liabilities, in each case, other than by reason of this Agreement.

         4.9 REPORTS AND FINANCIAL STATEMENTS. Buyer has filed with the SEC all Buyer SEC Reports and has made available to ASFC true and complete copies of all Buyer SEC Reports. As of their respective dates, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Buyer SEC Reports (the "Buyer Financial Statements") fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected, individually or in the aggregate, to be material or to result in a Material Adverse Effect on Buyer)





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the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, in each case, in accordance with GAAP consistently applied. Each Significant Subsidiary of Buyer is treated as a consolidated subsidiary of Buyer in the Buyer Financial Statements for all periods covered thereby.

         4.10 PROXY STATEMENT. Neither the information supplied or to be supplied by or on behalf of Buyer for inclusion, nor the information incorporated by reference from documents filed by Buyer with the SEC, in the Proxy Statement or any other document to be filed by ASFC with the SEC or any self-regulatory organization in connection with the Merger will, on the date of its filing or effectiveness, at the time it is mailed to shareholders, at the time of the ASFC Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 5

                               COVENANTS OF ASFC

         ASFC agrees that:

         5.1 CONDUCT. Except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing, ASFC will, and will cause its Subsidiaries to: (i) conduct their respective operations according to their ordinary course of business consistent with past practice (including but not limited to with regard to underwriting, pricing, actuarial and





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Page 44


investment policies generally); (ii) use commercially reasonable efforts to preserve intact their respective business organizations; (iii) generally keep available the services of their respective officers and employees; and (iv) generally maintain existing relationships with agents, licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth in
Schedule 5.1, ASFC will not, and will cause each Subsidiary of ASFC not to, without the prior written consent of Buyer:

         (i)     amend its articles of incorporation or bylaws;

         (ii) except for any employer contribution made pursuant to the American States Financial Corporation Employees' Savings and Profit-Sharing Plan, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including but not limited to stock appreciation rights), or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

         (iii) (A) split, combine or reclassify any shares of its capital stock, (B) other than the declaration or payment of ASFC's regular quarterly dividend in an amount not in excess of $0.21 per share, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (C) redeem, repurchase or otherwise acquire any of its securities;





                                     - 44 -
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Page 45


         (iv) (A) incur any indebtedness for borrowed money (except for short-term indebtedness incurred in the ordinary course of business consistent with past practice pursuant to existing lines of credit or extensions or renewals thereof) or issue any debt securities or, except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other Person; (B) make any loans, advances or capital contributions to, or investments in, any other Person, in excess of $250,000 (other than (w) investments made to replace investments governed by a participation agreement between ASFC or any Subsidiary of ASFC, on the one hand, and any Affiliate of ASFC, on the other hand, (x) to wholly owned Subsidiaries of ASFC, (y) investments in the ordinary course of business consistent with past practice or (z) loans to agents in the ordinary course of business consistent with past practice not exceeding $250,000 aggregate principal amount to any one agent or $1,000,000 aggregate principal amount to all agents); (C) pledge or otherwise encumber shares of its capital stock; (D) enter into or invest in any derivative financial instruments except in the ordinary course of business consistent with current investment and risk management policies; or (E) except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

         (v) to the extent payable directly or indirectly by ASFC or any Subsidiary of ASFC: enter into, adopt or (except as may be required by law or the terms of any such arrangement) terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other





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employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of ASFC, amend any such arrangement as it relates to such directors, officers or employees or (except for changes in base compensation and bonuses, and changes in benefits in accordance with plans or arrangements in effect as of the date hereof, in the ordinary course of business consistent with past practice) change in any manner the compensation or other benefits payable to any director, officer or employee of ASFC; provided that Buyer agrees it will not unreasonably withhold its consent, if requested by ASFC, to transactions governed by this paragraph (v);

         (vi) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to ASFC and its Subsidiaries, taken as a whole, or enter into any contract, agreement, commitment or transaction with respect thereto outside the ordinary course of business consistent with past practice;

         (vii) change any of the accounting principles, practices, methods or policies (including but not limited to any reserving methods, practices or policies) used by it, except as may be required as a result of a change in law, SEC guidelines, GAAP or SAP;

         (viii) change the method of determining the GAAP reserves for any guaranty fund assessment, second injury fund assessment, special insurance assessment or similar assessment or tax;

         (ix) (A) acquire (by merger, consolidation or acquisition of stock or assets, but excluding foreclosure) any corporation, partnership or other business organization or division thereof; (B) authorize any new capital expenditures which, in the aggregate, are in excess of

$5,000,000; or (C) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (x) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of ASFC and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

         (xi) terminate, or in any manner material thereto modify, amend or waive compliance with, any provision of any of the Significant Agreements;

         (xii) (A) enter into any facultative reinsurance contract, other than in the ordinary course of business consistent with past practice; (B) commute any facultative reinsurance contract (provided that Buyer will not unreasonably withhold its consent to any of the transactions specified in the foregoing clauses (A) and (B)); or (C) without giving Buyer at least ten Business Days' prior written notice thereof, enter into or commute any reinsurance treaty, purchased by any subsidiary of ASFC;

         (xiii) make any investment in ASFC Investment Assets other than in accordance with ASFC's current investment policies;

         (xiv)   except to the extent permitted by paragraphs (i) through
(xiii) above, enter into any agreement of the type described in Section 3.11(a)(i), (ii), (iii), (vi), (vii), (viii), (x), (xi) or (xii); or





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Page 48


         (xv) take, or agree in writing or otherwise to take, any of the actions described above in this Section 5.1.

         5.2 ACCESS TO INFORMATION. From the date hereof until the Closing Date, subject to the terms of the Confidentiality Agreement, any applicable contractual restrictions and applicable legal privileges, and to the extent applicable law would not thereby be violated, ASFC will (i) give, and will cause its Subsidiaries to give, to Buyer and its counsel, financial advisors, auditors and other authorized representatives full access, upon reasonable prior notice and during normal business hours, to the offices, properties, books and records of ASFC and each of its Subsidiaries, (ii) furnish, and will cause its Subsidiaries to furnish, to Buyer and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to ASFC or any of its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of ASFC or any of its Subsidiaries to cooperate with Buyer in its investigation of ASFC or any of its Subsidiaries; provided that this Section 5.2 shall not obligate ASFC to provide or make available to Buyer any employee medical records; provided, further, that to the extent contractual restrictions limit ASFC's ability to take any of the actions set forth in this Section 5.2, ASFC shall use commercially reasonable efforts to obtain any necessary contractual consent or accommodate any reasonable request by Buyer with respect to such action by alternative means; and provided, further, that to the extent applicable legal privileges or applicable laws limit ASFC's ability to take any of the actions set forth in this Section 5.2, ASFC shall use commercially reasonable efforts to accommodate any reasonable request by Buyer with respect to such action by alternative means.

         5.3 NOTICES OF CERTAIN EVENTS. ASFC shall promptly notify Buyer of any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of ASFC, threatened against, relating to or involving or otherwise affecting ASFC or any Subsidiary of ASFC that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

         5.4 NO SOLICITATION. ASFC will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). ASFC shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of its Subsidiaries, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or would lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of a substantial percentage of shares of capital stock or similar transactions involving ASFC or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) subject to proper exercise of fiduciary duties, engage in negotiations or discussions concerning or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal or (iii) agree to or approve any Acquisition Proposal.

         5.5 VOTING AGREEMENT. ASFC shall take no action which will result in termination, amendment, waiver or modification of any provision of or otherwise interfere with or frustrate the purpose of the Voting Agreement.

         5.6 CONFIDENTIALITY AGREEMENTS. ASFC agrees that, without Buyer's consent, after the date hereof and until the expiration of such agreements, it will not terminate, amend, waive or modify any provision of any confidentiality agreement pursuant to which information was provided to any Person (other than Buyer) with respect to ASFC or its Subsidiaries or their respective businesses and operations. ASFC shall, at Buyer's expense, take all action reasonably requested by Buyer to enforce the terms of each such confidentiality agreement.

         5.7 MEETING OF ASFC SHAREHOLDERS. ASFC agrees that (i) ASFC will take all action necessary in accordance with applicable law and its Articles of Incorporation and bylaws to convene a meeting of its shareholders (the "ASFC Shareholders' Meeting") as promptly as practicable to consider and vote upon the approval of the Merger and the other transactions contemplated hereby (the "ASFC Shareholders' Approval"), (ii) subject to proper exercise of the board's fiduciary duties, the board of directors of ASFC shall recommend and declare advisable such approval and shall not modify or revoke such recommendation and declaration, and (iii) subject to proper exercise by the board of its fiduciary duties, ASFC shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval.

         5.8 SUPPLEMENTS OR AMENDMENTS. If, at any time prior to the ASFC Shareholders' Meeting, any event with respect to ASFC or any of its Subsidiaries or any of their respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, ASFC shall notify Buyer thereof by reference to this Section 5.8 and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to shareholders of ASFC. Such amendment or supplement shall comply with all provisions of applicable law. If, at any time prior to the Effective Time, ASFC or any of its Subsidiaries or any of their respective officers or directors becomes aware of any fact or condition that would cause any material statement in the Proxy Statement to have been untrue or would cause the Proxy Statement to omit to state a material fact required to have been stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, ASFC shall promptly notify Buyer in writing of such fact or condition.

                                   ARTICLE 6

                               COVENANTS OF BUYER

         Buyer agrees that:

         6.1 CONFIDENTIALITY. All information provided to Buyer or any of the Persons referred to in Section 5.2 will be treated as if provided under the Confidentiality Agreement.

         6.2 INDEMNIFICATION AND INSURANCE. (a) Buyer and Buyer Sub agree that all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of ASFC and its Subsidiaries, as provided in their respective articles of incorporation or bylaws or in indemnification agreements to which any of them is a party and which have been made available to Buyer prior to the date hereof, shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Effective Time. As of the Effective Time, Buyer shall, without any further action, be liable for all obligations of ASFC and its Subsidiaries with respect to such indemnification and exculpation from liability as are provided for in this
Section 6.2.

                 (b) Buyer shall cause to be maintained, for a period of not less than six (6) years after the Effective Time, all of ASFC's and its Subsidiaries' current directors' and officers' insurance and indemnification policies to the extent that such policies provide coverage for events occurring prior to the Effective Time (collectively, the "D&O Insurance") for all current or former directors, officers or employees of ASFC or its Subsidiaries; provided, however, that Buyer may, in lieu of maintaining such existing D&O Insurance as provided above, and shall, if the existing D&O Insurance expires or is terminated or cancelled during such six (6) year period, cause comparable coverage to be provided under any policy maintained for the benefit of the directors, officers and employees of Buyer or any of its Subsidiaries; and provided, further, that (i) the issuer thereof shall have a claims-paying rating at least equal to the issuer of the existing D&O Insurance; and (ii) the terms thereof shall be no less advantageous to the directors, officers and employees of ASFC and its Subsidiaries than the existing D&O Insurance.

         6.3 SUPPLEMENTS OR AMENDMENTS. If, at any time prior to the ASFC Shareholders' Meeting, any event with respect to Buyer or any of its Subsidiaries or any of their respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Buyer shall notify ASFC thereof by reference to this Section

6.3 and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to shareholders of ASFC. Such amendment or supplement shall comply with all provisions of applicable law. If, at any time prior to the Effective Time, Buyer or any of its Subsidiaries or any of their respective officers or directors becomes aware of any fact or condition that would cause any material statement in the Proxy Statement to have been untrue or would cause the Proxy Statement to omit to state a material fact required to have been stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Buyer shall promptly notify ASFC in writing of such fact or condition.

         6.4 PREPAYMENT OF DEBT. Subject to the provisions of this Agreement, at the Effective Time, (i) Buyer shall pay $100 million plus an amount equal to the accrued but unpaid interest on the outstanding 7 1/8% notes due July 15, 1999, originally issued to the public by LNC on July 15, 1992 (the "Assumed Debt Prepayment"), to LNC in consideration of the termination by LNC of that certain Assumption Agreement dated May 16, 1996, between LNC and ASFC, and (ii) Buyer shall pay the outstanding principal balance of, plus accrued but unpaid interest on, that certain Term Note due August 15, 1999, issued by ASFC to LNC on May 16, 1996 (the "Term Note Prepayment"), to LNC in consideration of the surrender of such Term Note by LNC to ASFC for cancellation.





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                                   ARTICLE 7

                          COVENANTS OF BUYER AND ASFC

         Buyer and ASFC agree that:

         7.1 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Buyer and ASFC will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer and ASFC will promptly, and in any event within 30 days of the date hereof, prepare and file all applications, notices, consents and other documents necessary or advisable to obtain the regulatory approvals specified in Schedule 4.3 and
Schedule 3.3, respectively, promptly file all supplements or amendments thereto and use reasonable efforts to obtain the regulatory approvals specified in
Schedule 4.3 and Schedule 3.3 as promptly as practicable. Buyer and ASFC will provide each other and their counsel the opportunity to review in advance and comment on all such filings. Buyer and ASFC will keep each other informed of the status of matters relating to obtaining the regulatory approvals specified in Schedule 4.3 and Schedule 3.3. ASFC and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, each of the parties will
(i) promptly take all actions necessary to make the filings required of Buyer and ASFC or their respective Affiliates or Subsidiaries under the HSR Act, (ii) comply at the earliest practicable date with any request for additional





                                     - 54 -
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Page 55

information received by such party or its Affiliates or Subsidiaries from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, (iii) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general and (iv) request early termination of the waiting period under the HSR Act.

         7.2 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         7.3 TRADEMARKS; TRADE NAMES. Following the Closing, except as provided in the Services Agreement, the Surviving Corporation shall immediately cease to use signs, labels, containers, stationery, forms (including policy forms) and other printed material or matter which are included as of the Closing in the assets or inventory of ASFC or any Subsidiary of ASFC containing or bearing the trademarks, trade names or service marks of LNC.

         7.4 CONSENTS. Between the date hereof and the Closing Date, ASFC and Buyer shall use their respective best efforts, without payment of any consideration to the persons from whom or which consents or agreements are required, to obtain at the earliest practicable date, and prior to the Closing Date, all consents and agreements of third parties necessary for the performance by ASFC and Buyer of their respective obligations under this Agreement or any agreement referred to herein or contemplated hereby or to the consummation of the transactions contemplated hereby or thereby except for those consents and agreements which, if not obtained, would not have a Material Adverse Effect on ASFC or Buyer. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by either ASFC or Buyer or any of their respective Subsidiaries without the prior written approval of the other party.

         7.5 PROXY STATEMENT. ASFC and Buyer will, as promptly as practicable, cooperate to prepare and file with the SEC a proxy statement in connection with the Merger and the vote of ASFC's shareholders with respect to the transactions contemplated by this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to ASFC's shareholders, is herein called the "Proxy Statement"). ASFC and Buyer will use all reasonable efforts to have or cause the Proxy Statement to become definitive as promptly as practicable following the clearance of the Proxy Statement by the SEC. ASFC and Buyer also will take any other related action required to be taken under federal or state securities laws, and ASFC will use all reasonable efforts to cause the Proxy Statement to be mailed to shareholders of ASFC at the earliest practicable date.

         7.6 UPDATING SCHEDULES. In connection with the Closing, ASFC and Buyer will promptly supplement or amend the various Schedules to this Agreement to reflect any matter which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which was or has been rendered inaccurate thereby. No such supplement or amendment to the Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 5, 6, 7 or 10 hereof, or the compliance by any party hereto with its covenants and agreements set forth herein.

                                   ARTICLE 8

                                  TAX MATTERS

         8.1 TAX REPRESENTATIONS. ASFC represents and warrants to Buyer as of the date hereof that:

                 (i) except as set forth on Schedule 8.1, all material Returns required to be filed by or with respect to ASFC or any of its Subsidiaries on or before the Closing Date have been filed or will be timely filed on or before the Closing Date in accordance with all applicable laws, and all such Returns are true, correct and complete in all material respects;

                 (ii) ASFC and its Subsidiaries have timely paid (or there have been timely paid on their behalf) all Taxes shown to be due on such Returns;

                 (iii) ASFC and its Subsidiaries have made adequate provision on the Unaudited March Balance Sheet for all Taxes payable by ASFC and its Subsidiaries for any Pre-March 31 Tax Period for which no Return has yet been filed or for which Returns have been filed but payment of the Tax shown to be due thereon is not yet due;





                                     - 57 -
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                 (iv)     except as set forth on Schedule 8.1, there is no
action, suit, proceeding, investigation, assessment, adjustment, audit or claim now proposed or pending against or with respect to ASFC or its Subsidiaries in respect of any Tax;

                 (v) except as set forth on Schedule 8.1, there are no outstanding waivers or other agreements extending any statutory periods of limitation for the assessment of Taxes of ASFC and its Subsidiaries; and

                 (vi) on or prior to the date hereof, ASFC has provided Buyer with copies of all record retention agreements currently in effect between the Consolidated Group and any Taxing Authority, and no such record retention agreements have been entered into or modified since March 31, 1997.

         8.2 TAX COVENANTS. Except as otherwise required by law or permitted by the Voting Agreement, Buyer covenants that it will not cause or permit ASFC, its Subsidiaries, Buyer or any Affiliate of Buyer (i) to take any action on the Closing Date, other than in the ordinary course of business or except as agreed in writing between the parties (including, but not limited to, the distribution of any dividend or the effectuation of any redemption) that could give rise to any Tax liability or loss of the Consolidated Group under this Agreement, (ii) to make any election or deemed election under Section 338 of the Code with respect to the Merger or (iii) to amend any Return, file a claim for refund, make or change any Tax election, change an annual Tax accounting period, adopt or change any method of Tax accounting, adjust any reserve or make any other change with respect to any Tax position of ASFC or any of its Subsidiaries that results





                                     - 58 -
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or will result in any materially increased Tax liability to, or material reduction of any Tax Benefit of, the Consolidated Group, ASFC or any Affiliate of ASFC for any Pre-Closing Period.

         8.3 TERMINATION OF EXISTING TAX SHARING AGREEMENTS. (a) Subject to Section 8.3(b) hereof, the Tax Sharing Agreements and any other Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by LNC or any member of the Consolidated Group and ASFC or any Subsidiary of ASFC shall be terminated as of the Closing Date for all periods, and all amounts then due from or to ASFC or any Subsidiary of ASFC under any such Tax Sharing Agreements or other tax sharing agreement or arrangement shall be paid on or prior to the Closing Date.

         (b) Notwithstanding Section 8.3(a) hereof, as soon as practicable after the Closing Date (but in any event within seventy-five (75) days of such date), ASFC shall prepare and deliver to LNC accurate and complete separate income and franchise Tax Returns for any Tax period of ASFC and its Subsidiaries for any Tax period of ASFC or its Subsidiaries beginning January 1, 1997 and ending on the Closing Date, and payment shall be made within ten
(10) days of such delivery to or by LNC, as the case may be, of the difference, if any, between (i) the Separate Tax Liability of the ASFC Group (each as defined in the Tax Sharing Agreements) for such period and (ii) the sum of all amounts previously paid to LNC by ASFC for such period pursuant to the Tax Sharing Agreements.

         8.4 SURVIVAL. The covenants contained in this Article 8 (Tax Matters) (including the provisions of Section 8.3 hereof) shall survive the consummation of the Merger and shall not expire.





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                                   ARTICLE 9

                        EMPLOYEES AND EMPLOYEE BENEFITS

         9.1 EMPLOYEES. With respect to each employee who, as of the Closing Date, is employed by ASFC or any Subsidiary of ASFC (including any such employee absent as of such date from active service for any reason, including but not limited to disability or leave of absence but excluding any terminated employee receiving severance) ("Transferred Employees"), subject to any employment contract between ASFC and any such employee, Buyer shall cause each Transferred Employee's employer to continue to employ such Transferred Employee in a position that is substantially similar to that held with the Business as of the Closing Date, at a salary (and with commissions, where applicable) substantially equivalent to that provided as of such date; provided, however, that nothing herein is intended to, or shall, require such employer to employ any such employee (other than any such employee who is a party to an employment contract) on any other basis than as an employee-at-will.

         9.2 RETIREMENT PLANS. Effective as of the Closing Date, Buyer shall either (i) cause ASFC to continue to maintain the American States Insurance Company Employees' Retirement Plan and the American States Financial Corporation Employees' Savings and Profit-Sharing Plan, (ii) create and maintain new Benefits Plans that are at least as favorable in the aggregate to Transferred Employees as the American States Insurance Company Employees' Retirement Plan and the American States Financial Corporation Employees' Savings and Profit-Sharing Plan or (iii) allow Transferred Employees to participate in comparable existing Benefit Plans of Buyer that are at least as favorable in the aggregate to Transferred Employees as the American States





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Insurance Company Employees' Retirement Plan and the American States Financial
Corporation Employees' Savings and Profit-Sharing Plan, in each case until at least December 31, 1998.

         9.3 GROUP HEALTH PLANS. Effective as of the Closing Date, Buyer shall maintain, cause an ERISA Affiliate of Buyer to maintain, or cause ASFC to continue to maintain, for the benefit of all Transferred Employees and their dependents, any group health plan maintained by ASFC and any of ASFC's Subsidiaries or a group health plan that either (i) provides coverage under the same terms and conditions (within the meaning of proposed Treasury regulation section 1.162-26, Q&A 18) as were applicable to the Transferred Employees immediately before the Closing Date or (ii) satisfies the requirements of Code section 4980B(f)(2)(B)(iv), until at least December 31, 1998. To the extent that Buyer or any of its affiliates has the power and authority to do so without unreasonable cost, Buyer or its affiliates shall cause any waiting period, pre-existing condition exclusion, or evidence-of-insurability requirement under any plan, program or arrangement maintained or contributed to by Buyer and providing health, life insurance or disability coverage to be waived with respect to any Transferred Employee who accepts employment with the Buyer.

         9.4 SEVERANCE ARRANGEMENTS. Until December 31, 1998, Buyer shall cause ASFC, effective as of the Closing Date, to continue to maintain ASFC's severance plan and other similar severance arrangements listed in Schedule 3.16(a) or 3.16(d) (other than the Incentive Letter Agreements) to the extent that they apply to Transferred Employees, and will take all steps necessary to ensure that all severance and other payments called for thereunder as of any date are made to any Transferred Employee who voluntarily or involuntarily terminates employment at





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any time and under any circumstances that would entitle the Transferred
Employee to receive severance and other benefits under such plans and arrangements. Without limiting the foregoing, Buyer shall be responsible and assume all liability for all salary and benefit continuation and/or severance payments relating to any Transferred Employee that may be payable as a result of any termination of employment of any such Transferred Employee or the transactions contemplated by this Agreement, and for all notices, payments, fines or assessments due to any government authority pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees, including but not limited to the Worker Adjustment and Retraining Notification Act and any rules or regulations that have been issued in connection with any of the foregoing. Buyer shall cause ASFC to comply with the Incentive Letter Agreements in accordance with their terms.

         9.5 NONQUALIFIED PLANS. Effective as of the Closing Date, Buyer shall cause ASFC to continue to maintain the ASFC Executives' Excess Compensation Pension Benefit Plan (or Benefit Plans of Buyer or ASFC that either are substantially equivalent or are at least as favorable in the aggregate to the ASFC Executives) and the ASFC Employees' Supplemental Pension Benefit Plan until at least the last day of the month that is 12 months after the month in which the Closing Date falls (the "Benefits Continuation Date"). Buyer shall cause ASFC to continue to be responsible for any liabilities to Transferred Employees, and any former employees of ASFC or any of ASFC's Subsidiaries, under the LNC Executive Deferred Compensation Plan for Employees as of the Closing Date and shall either (i) provide for the payment of such liabilities under a deferred compensation plan maintained by Buyer for Buyer's





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employees or (ii) cause ASFC to establish a deferred compensation plan on terms substantially similar to a plan maintained by Buyer for Buyer's employees or the LNC Executive Deferred Compensation Plan for Employees and continue to maintain such plan until at least the Benefits Continuation Date.

         9.6     OTHER BENEFIT PLANS.  Except as otherwise provided in this
Article 9, Buyer shall, effective as of the Closing Date, cause ASFC to continue to maintain any and all Benefit Plans maintained by ASFC or any of its Subsidiaries covering Transferred Employees until at least December 31, 1998 and to continue to be responsible for any liability to provide benefits under such Benefit Plans that exist on the Closing Date. Buyer will permit any elections made under the Customized Security Flexible Benefits Plan to continue in effect to the remainder of the plan year that includes the Closing Date. Until at least December 31, 1998, Buyer shall not make any change to ASFC's accounting or reserving practices or take any other action that would adversely affect the computation of amounts payable to Transferred Employees under any incentive compensation or bonus plan of ASFC without making such equitable adjustments to the performance measures under the affected plans as may be appropriate to ensure that the Transferred Employees receive substantially the same bonuses or other benefit payments under the affected plans as they would have received in the absence of such change or other action for any performance cycle for which the targets or goals have been established as of the date hereof.

         9.7 OTHER LIABILITIES. Buyer shall assume, and shall indemnify and hold harmless ASFC and any of its Subsidiaries from and against, any and all damages, loss, liability and expense (including but not limited to reasonable expenses of investigation and reasonable





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attorneys' fees) relating to or arising out of any workers' compensation claims of, or violations of any Law, including but not limited to, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act and Title VII of the Civil Rights Act, with respect to, Transferred Employees pending as of the Closing Date or asserted after the Closing Date but relating to events occurring on or before the Closing Date.

                                   ARTICLE 10

                             CONDITIONS TO CLOSING

         10.1 CONDITIONS TO OBLIGATIONS OF BUYER AND ASFC. The obligations of Buyer and ASFC to consummate the Closing are subject to the satisfaction of the following conditions:

                 (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                 (b) All other regulatory consents, approvals or clearances necessary for the consummation of the Closing shall have been obtained, and no provision of any applicable law or regulation shall prohibit the consummation of the Closing.

                 (c) All material consents, approvals or waivers of all non-governmental Persons necessary for the consummation of the Closing shall have been obtained.

                 (d) There shall not be in effect any temporary restraining order, preliminary injunction or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby; provided that the party





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invoking this condition shall have used its reasonable best efforts to have such order or injunction vacated.

                 (e) ASFC shall have obtained the ASFC Shareholders' Approval from the requisite holders of Shares in accordance with applicable law and the Articles of Incorporation and bylaws of ASFC.

         10.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

                 (a) (i) ASFC shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of ASFC contained in this Agreement shall be true at and as of the Closing Date, as if made at and as of such date (without giving effect to any materiality qualifications or exceptions contained therein), except for those representations and warranties made as of a specified date, which shall be true and correct as of the date specified (without giving effect to any materiality qualifications or materiality exceptions contained therein); provided, that this condition (ii) shall be deemed satisfied if any inaccuracies in any of such representations and warranties at and as of the applicable date (without giving effect to any materiality qualifications or materiality exceptions contained therein) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on ASFC, other than those resulting from (A) any event, occurrence, development or state of circumstances or facts affecting the property and casualty insurance industry as a whole, any Catastrophe or any change in general economic conditions (including but not limited to a change in interest rates) or (B) any obligation





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or liability that ASFC or any of its subsidiaries has or may have in connection with, as a result of or arising out of any insurance or reinsurance or indemnity policy, surety bond or similar contract or undertaking issued or entered into by ASFC or any Subsidiary of ASFC in the ordinary course of business, and (iii) Buyer shall have received a certificate signed by the chief financial officer of ASFC to the effect that the foregoing conditions have been satisfied.

                 (b) ASFC shall have GAAP equity immediately prior to the Effective Time equal to at least 90% of ASFC's GAAP equity as of March 31, 1997; provided, that in determining whether the condition set forth in this
Section 10.2(b) has been satisfied, changes in ASFC's GAAP equity after March 31, 1997 resulting from FAS 115 mark-to-market accounting shall be excluded from the calculation of ASFC's GAAP equity on the date in question.

                 (c) Buyer shall have received a certificate, dated as of the Effective Time, from the secretary or assistant secretary of ASFC certifying as to the accuracy and completeness of the attached Articles of Incorporation and bylaws, and resolutions, consents and authorizations with respect to the execution and delivery of this Agreement and the transactions contemplated hereby.

                 (d) No Governmental Body shall have commenced any proceeding seeking a temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby, other than any such proceeding which, in the reasonable judgment of Buyer, would not be reasonably likely, assuming such consummation occurs, to have a Material Adverse Effect on ASFC or Buyer; provided that Buyer shall have used its reasonable best efforts to have such proceeding dismissed or terminated.





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Page 67


         10.3 CONDITIONS TO OBLIGATION OF ASFC. The obligation of ASFC to consummate the Closing is subject to the satisfaction of the following further conditions:

                 (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement shall be true at and as of the Closing Date, as if made at and as of such date (without giving effect to any materiality qualifications and materiality exceptions contained therein), except for those representations and warranties made as of a specified date, which shall be true and correct as of the date specified (without giving effect to any materiality qualifications or materiality exceptions contained therein); provided, that this condition (ii) shall be deemed satisfied if any inaccuracies in any such representations and warranties at and as of the applicable date (without giving effect to any materiality qualifications or materiality exceptions contained therein) would not, individually or in the aggregate, have or reasonably be expected to adversely affect the consummation of the Merger, and (iii) ASFC shall have received a certificate signed by the chief financial officer of Buyer to the effect that the foregoing conditions have been satisfied.

                 (b) ASFC shall have received a certificate, dated as of the Effective Time, from the secretary or assistant secretary of Buyer and Buyer Sub, respectively, certifying as to the accuracy and completeness of the attached articles of incorporation and bylaws, and resolutions, consents and authorizations with respect to the execution and delivery of this Agreement and the transactions contemplated hereby.





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                                   ARTICLE 11

                                    SURVIVAL

         11.1 SURVIVAL. Except as provided in Section 8.4, the covenants, agreements, representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing; provided that the covenants and agreements that, by their terms, are to have effect or be performed after the Closing Date shall survive in accordance with their terms.

                                   ARTICLE 12

                                  TERMINATION

         12.1 GROUNDS FOR TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

                 (i)      by mutual written agreement of ASFC and Buyer;

                 (ii) by either ASFC or Buyer upon written notice to the other party if the Merger shall not have been consummated on or before December 31, 1997; provided that the right to terminate this Agreement under this clause
(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Merger to occur on or before such date; or

                 (iii) any court of competent jurisdiction in the United States or any other Governmental Body in the United States shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable.





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         12.2    EFFECT OF TERMINATION.  If this Agreement is terminated as permitted by Section 12.1, termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except for payment of costs and expenses in accordance with Section 13.3 and except that no such termination shall relieve Buyer of its obligations under Section 6.1; and provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of any other party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all damage, loss, liability and expense (including but not limited to reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 12.2, Section 13.3 and Section 13.5 shall survive any termination hereof pursuant to Section 12.1.

                                   ARTICLE 13

                                 MISCELLANEOUS

         13.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by facsimile transmission (with receipt confirmed by an electronically generated written confirmation), addressed as follows (or to such other address as a party may designate by notice to the others):





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Page 70


         if to Buyer or Buyer Sub, to:

                 SAFECO Corporation
                 SAFECO Plaza
                 Seattle, Washington 98185
                 Attention: James W. Ruddy, Esq.
                 Fax: (206) 545-5559

                 with a copy to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York 10019
                 Attention: Edward D. Herlihy, Esq.
                            Craig M. Wasserman, Esq.
                 Fax: (212) 403-2000


         if to ASFC, to:

                 American States Financial Corporation
                 500 North Meridian Street
                 Indianapolis, Indiana 46204
                 Attention: Thomas M. Ober, Esq.
                 Fax: (317) 262-7157

                 with copies to:

                 Lincoln National Corporation
                 200 East Berry Street
                 Fort Wayne, Indiana 46802
                 Attention:  Jack D. Hunter, Esq.
                 Fax: (219) 455-5403

                 Sutherland, Asbill & Brennan, L.L.P.
                 1275 Pennsylvania Avenue, N.W.
                 Washington, D.C. 20004
                 Attention: David A. Massey, Esq.
                 Fax: (202) 637-3593





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         13.2    AMENDMENTS AND WAIVERS.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is explicit and in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Other than as provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         13.3 EXPENSES. Except as otherwise expressly provided herein, the fee for filing an application pursuant to the HSR Act shall be paid by Buyer, and all other costs and expenses incurred in connection with this Agreement, including all brokers', finders', investment advisory or similar fees, shall be paid by the party incurring or responsible for incurring such cost or expense.

         13.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

         13.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to any laws that might otherwise govern under applicable principles of conflicts of laws.





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         13.6    JURISDICTION.  Except as otherwise expressly provided in this
Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of Indiana or any Indiana State court sitting in Indianapolis, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 13.6 shall be deemed effective service of process on such party.

         13.7 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

         13.8 NO THIRD PARTY BENEFICIARIES. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except for the indemnification and insurance provisions contained in Section 6.2, which provisions may be enforced by the parties to be indemnified or insured thereunder.





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         13.9    ENTIRE AGREEMENT.  Except for the Confidentiality Agreement,
this Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to such subject matter. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

         13.10 CONSTRUCTION. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation and construction hereof. Unless otherwise specified, (i) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (ii) references herein to Articles or Sections refer to articles or sections of this Agreement. This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

         13.11 SPECIFIC PERFORMANCE. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any





                                     - 73 -
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violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                AMERICAN STATES FINANCIAL CORPORATION



                                By:   /s/ Robert A. Anker
                                    -------------------------------------------
                                Name:     Robert A. Anker
                                     ------------------------------------------
                                Title:    Chief Executive Officer
                                      -----------------------------------------


                                SAFECO CORPORATION



                                By:   /s/ R.H. Eigsti
                                    -------------------------------------------
                                Name:     R.H. Eigsti
                                     ------------------------------------------
                                Title:    Chairman and Chief Financial Officer
                                      -----------------------------------------


                                ASFC ACQUISITION CO.



                                By:  /s/ B.A. Dickey
                                    -------------------------------------------
                                Name:    B.A. Dickey
                                     ------------------------------------------
                                Title:   President
                                      -----------------------------------------





                                     - 74 -